PROSPER MARKETPLACE ACQUIRES AMERICAN HEALTHCARE LENDING

SAN FRANCISCO & SALT LAKE CITY – JANUARY 27, 2015 -- Prosper Marketplace (www.prosper.com), a leading peer-to-peer lending company, today announced that it has acquired American HealthCare Lending, a leading patient financing platform, for $21 million in cash. American HealthCare Lending gives its nationwide network of healthcare providers the ability to offer affordable payment options to consumers who would like to finance medical procedures at the point of service.

“This acquisition is an important part of our strategy to grow awareness and expand our product offerings and capabilities into new vertical markets,” said Aaron Vermut, CEO, Prosper Marketplace. “Prosper Marketplace experienced incredible growth in 2014 as more people turned to the platform for everything from debt consolidation to home improvement to special occasions. Now, we have an opportunity to bring a consumer-friendly and potentially disruptive option for financing elective medical procedures to an industry that has been characterized by high rates and a lack of options.”

American HealthCare Lending is one of the fastest growing companies in the patient financing industry.  The company has developed a cloud-based patient financing platform that is integrated with some of the most trusted lenders in the nation. In addition to delivering affordable patient financing to patients,
American HealthCare Lending has a sophisticated sales and marketing team that brings a wealth of knowledge, experience and contacts in the healthcare community.

“The healthcare industry is in the midst of a massive transformation that is impacting out-of-pocket expenses for millions of consumers,” said Shaun Sorensen, CEO, American HealthCare Lending. “We are excited about this opportunity to continue to bring positive change to a traditional industry like healthcare lending. We’ve already had incredible success working with the Prosper Marketplace team and we look forward to the opportunity this gives us to better fulfill our mission to Make Healthcare Affordable™.”

“We believe that Prosper Marketplace has an opportunity to further transform marketplace lending,” said Nigel Morris, Managing Partner of QED Investors and Capital One Co-Founder.  “The addition of American HealthCare Lending is an important investment in Prosper Marketplace’s long-term growth and capabilities, and a step towards making marketplace loans available to more borrowers and for more use cases.”

Prosper recently closed out a record year, facilitating $1.6 billion in loans on the platform in 2014, up over 350% from the previous year, and $205 million in loans on the platform in December alone. People come to Prosper to get a loan for everything from re-financing high-interest credit card debt to buying a car, to paying for a home renovation or special occasion. Prosper offers people a smarter way to borrow, providing access to fixed-rate, fixed-term loans and competitive rates that are based on the borrower’s personal credit profile. For investors, Prosper offers access to a new asset-class that delivered an average 7 percent return to investors in 2014. In total, more than $2.5 billion in loans have been facilitated on the platform to over 250,000 borrowers.

About Prosper
Prosper Funding LLC ("Prosper"), headquartered in San Francisco, is a leading online marketplace for consumer credit. Prosper connects people who want to borrow money with people who want to invest money. With a commitment to providing world-class customer service, the convenience of applying online day or night, and none of the lengthy applications or wait times associated with traditional avenues, Prosper offers people a superior way to borrow money at fair rates. Over the past six years, more than $2.5 billion in personal loans have originated through the Prosper platform, helping people around the U.S. consolidate credit card debt and finance major purchases. Learn more about borrowing and investing through Prosper at www.prosper.com. "Prosper Marketplace," founded in 2005, is the parent company of Prosper Funding LLC.
All personal loans are made by WebBank, a Utah-chartered Industrial Bank, Member FDIC. All Prosper personal loans are unsecured, fully amortizing personal loans. Notes offered by Prospectus.

About American HealthCare Lending
Based in the “Silicon Slopes” of Salt Lake City, Utah, American HealthCare Lending, LLC (“AHCL”) is a leading patient financing company for healthcare providers in the cosmetic dentistry, bariatric surgery, fertility, plastic surgery, and other markets. AHCL has pioneered the cloud-based Financing as a Service (FaaS™) model which delivers significant cost savings to providers and an easy-to-use online financing solution to patients that can be accessed from the provider’s office, at home, or on any mobile device. Providers throughout the country utilize AHCL’s innovative patient financing platform in order to help Make Healthcare Affordable™ for consumers.

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Media Contact:
Sarah Cain
scain@prosper.com
415-593-5474